NEWS RELEASE

TO: BUSINESS EDITOR

DIMECO, INC.

ANNOUNCES DECISION TO DEREGISTER ITS COMMON STOCK

Honesdale, Pennsylvania/ December 19, 2012 — Dimeco, Inc. (OTCBB: DIMC), the holding company for The Dime Bank, today announced that it plans to deregister its common stock and suspend its reporting obligations with the Securities and Exchange Commission (“SEC”). This decision was made in accordance with the new deregistration thresholds for bank holding companies enacted through passage of the “Jumpstart Our Business Startups Act” (the “JOBS Act”), enacted in April 2012. Dimeco, Inc. (the “Company”) has fewer than 1,200 holders of record of its stock which enables it to deregister its common stock under the new regulations.

The Company is taking this action in order to reduce the legal, accounting and administrative costs associated with being an SEC reporting company. Gary C. Beilman, President and Chief Executive Officer, said “The decision by the Board of Directors to deregister was made after careful consideration of the advantages and disadvantages of being a public reporting company and the high costs and demands on management’s time arising from compliance with our ongoing SEC reporting requirements, including the costs associated with Sarbanes-Oxley compliance and other reporting requirements.”

The Company’s deregistration will be effective 90 days after the date of filing the Form 15, expected in January 2013. After the deregistration becomes effective, the Company’s obligations to file with the SEC certain reports and forms, including Forms 10-K, Forms 10-Q and Forms 8-K, will be suspended. The Company will file an Annual Report on Form 10-K for its fiscal year ended December 31, 2012 on or before April 1, 2013.

The Company anticipates that its common stock will continue to be quoted on the OTC Bulletin Board after deregistration with the SEC. No guarantee, however, can be made that a trading market in the Company’s common stock through any over-the-counter market will be maintained.

The Company intends to continue to provide shareholders with financial information on a quarterly and annual basis through its website: www.thedimebank.com. Management intends to increase the level of information shared on the Company’s website and in the quarterly financial reports to shareholders. In addition, both the Company and the Bank will continue to provide financial reports to the Federal Reserve and the Federal Financial Institutions Examination Council, as required.

About Dimeco, Inc. and The Dime Bank

The Dime Bank, a wholly owned subsidiary of Dimeco, Inc. (OTCBB: “DIMC”), serves Northeast Pennsylvania and Sullivan County, New York. The Bank offers a full array of financial services ranging from traditional products to electronic banking and wealth management services. For more information on The Dime Bank, visit www.thedimebank.com.

Forward Looking Statements

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, including, but not limited to, the Company's ability to realize anticipated costs savings from its deregistration; the ability to timely and effectively implement its deregistration plans; potential adverse effects on share price and liquidity following the Company's delisting as well as more general business and financial risks, including the risks detailed from time to time in its filings with the SEC. The Company undertakes no obligation to update any forward-looking statements.

SOURCE: Dimeco, Inc. / December 19, 2012